Exhibit 5.1

Hunton AndrEws Kurth LLP File No: 010280.0000023

September 30, 2021

Hall of Fame Resort & Entertainment Company

2626 Fulton Drive NW

Canton, Ohio 44718

Hall of Fame Resort & Entertainment Company

At-the-Market Offering pursuant to

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Company”),·in connection with the transactions contemplated by the Equity Distribution Agreement, dated as of September 30, 2021 (the “Sales Agreement”), between the Company and Wedbush Securities Inc. and Maxim Group LLC, as sales agents (the “Agents”). The transactions relate to the issuance and sale by the Company through the Agents of (i) up to an aggregate $50,000,000 in shares of the Company’s common stock (the “Shares”), $0.0001 par value per share (the “Common Stock”). The Shares are being issued pursuant to (i) the Registration Statement on Form S-3 (File No. 333-259242) (the “Registration Statement”) filed by the Company, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), declared effective by the Commission on September 14, 2021 and (ii) the base prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated September 30, 2021 (collectively, the “Prospectus”), relating to the Shares in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Securities Act on the date hereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under-the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; (iii) the Sales Agreement; (iv) the Company’s Amended and Restated Certificate of Incorporation, as amended through the date hereof; (v) the Company’s Amended and Restated Bylaws, as amended through the date hereof; (vi) resolutions of the Company’s Board of Directors authorizing the registration of the Securities; (vii) a certificate issued by the Secretary of State of the State of Delaware on the date hereof to the effect that the Company is existing under the laws of the State of Delaware and in good standing (the “Good Standing Certificate”); and (viii) such other documents, certificates and records as we have deemed necessary to render the opinion set forth herein.

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Hall of Fame Resort & Entertainment Company

September 30, 2021

For purposes of the opinion expressed below, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, electronic or photostatic copies and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution, delivery and enforceability of certain documents by the Company).

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Shares have been duly authorized by the Company and, when issued and sold against payment therefor in accordance with the terms of the Sales Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Good Standing Certificate.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Hall of Fame Resort & Entertainment Company

September 30, 2021

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP